Exhibit 10.16

Amendment to Outstanding Restricted Stock Units granted in 2007 and 2008 under the Embarq Corporation 2006 Equity Incentive Plan

Letter Regarding Amendment to 2007 and 2008 Restricted Stock Units

To: All Officers and Directors with 2007 and 2008 LTI Restricted Stock Units

From: Ned Holland, Senior Vice President of Human Resources and Communications

Officers and Directors,

Because of a provision of the Internal Revenue Code, called 409A,that could have resulted in adverse tax results (including tax penalties) to the settlement of your outstanding RSUs, the Compensation Committee of the Board of Directors amended your 2007 and 2008 Award Agreements on December 8, 2008. Frankly, the company is largely indifferent to the amendment; however, you will not be. Failure to amend the agreement to comply with the Code could subject some of you to tax penalties. The amendment is calculated to comply with the law so those penalties will not occur. No action is required on your part to accept the amendment to your Award Agreements. I wanted to make you aware of the amendment and provide you a copy of it for your files.

In summary, the amendment makes slight modifications to the timing of the settlement of your outstanding RSUs following a “CIC Termination” (that is, an involuntary termination of your employment within 12 months following a Change in Control). These modifications have some minor positive impact on the timing of settlement for some Directors. For Officers, there is no effective change to the timing of your RSU settlement. In particular:

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If you are a Director and experience a CIC Termination, your outstanding RSUs will settle on the earlier of (a) the original settlement date specified in the award agreement, or (b) the date that is 39 weeks after your last day of work. Thus, if you are a Director who would receive more than 39 weeks of severance after a CIC Termination, your RSUs will settle slightly sooner than they would have before they were amended.

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If you are an Officer and experience a CIC Termination, your outstanding RSUs will settle on the earlier of (a) the original vesting date specified in the award agreement, or (b) the date that is the end of your specific severance period as specified in the Executive Severance Plan or your Employment Agreement. Thus, for Officers there is no effective change in the timing of settlement after a CIC Termination.

For certain retirement-eligible directors only:

The amendments adopted by the Committee also affected the settlement of the outstanding 2007 RSUs for retirement-eligible employees. Because you are or will become retirement-eligible (according to the terms of the Embarq Pension Plan) before the final settlement date for the 2007 RSUs, you should be aware of this change. If you experience a non-CIC involuntary termination of employment before the final settlement date for the 2007 RSUs (February 22, 2010), all of your outstanding RSUs will settle on the date that is 52 weeks after your last day of work. Thus, if you are an employee who would receive less than 52 weeks of severance following a non-CIC involuntary termination of employment, the result of this amendment is a slight change in the timing of your RSU settlement.

Attached is a copy of the text of the amendment approved by the Compensation Committee of the Embarq Board of Directors. For future reference, the amendment is available in your Smith Barney account with your original award agreement. Again, no action is required on your part. If you have any questions, do not hesitate to contact either me or Pam Winterman.

Thank you,

E.J. Holland, Jr.

SVP, Human Resources and Communications

EMBARQ

5454 W. 110th Street

Overland Park, KS 66211

Resolution Amending Restricted Stock Unit Agreements

WHEREAS, the Corporation sponsors the Embarq Corporation 2006 Equity Incentive Plan (the “Plan”), which provides for the grant of restricted stock units (“RSUs”);

WHEREAS, the Compensation Committee (the “Committee”) desires to amend the outstanding RSUs granted in 2007 and 2008 (the “Outstanding RSUs”) under the Plan to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder;

WHEREAS, in accordance with the requirements of Section 409A of the Code, the Committee desires to amend the Outstanding RSUs to provide that after termination of employment following a change in control, the Outstanding RSUs will be settled on the earlier of the applicable settlement date or a specified date determined based on the number of weeks of severance to which the RSU recipient is generally entitled and that the number of Outstanding RSUs settled on such date will equal the number of Outstanding RSUs to which the recipient would have been entitled had he remained employed during the period between termination of employment and the applicable settlement date;

WHEREAS, in accordance with the requirements of Section 409A of the Code, the Committee desires to further amend the Outstanding RSUs granted in 2007 only (the “2007 RSUs”) to provide that the 2007 RSUs granted to 2007 RSU recipients (1) who were retirement-eligible on the date of grant or who have or will become retirement-eligible during the performance period and (2) whose 2007 RSU grant date was at least one year prior to the later of (a) the 2007 RSU recipient’s termination of employment or (b) the last day such recipient is entitled to receive severance benefits, will be settled on the one year anniversary of the 2007 RSU recipient’s termination from employment in the amounts specified in the applicable grant agreement;

WHEREAS, for purposes of clarity with respect to the requirements of Section 409A of the Code, the Committee desires to interpret the Plan such that the second sentence of Section 7(f)(ii) shall not apply to the Outstanding RSUs following the amendments provided for herein, which amendments are intended to cause the awards to be exempt from tax penalties under Section 409A of the Code; and

WHEREAS, the Committee wishes to delegate authority to the Corporation’s General Counsel and Corporate Secretary and Senior Vice President – Human Resources and Communication to carry out all necessary and appropriate measures to ensure that each of the Outstanding RSUs are amended to comply with Section 409A of the Code.

NOW THEREFORE, BE IT RESOLVED, that the Outstanding RSUs are hereby amended to provide that (1) the RSUs will be settled on the earlier of the (a) settlement date set forth in the applicable RSU agreement or (b) for director-level employees, 39 weeks following the termination of employment, and for all officer-level employees, the number of weeks specified in the respective employment agreement or the Embarq Corporation Executive Severance Plan, as applicable, and (2) the number of Outstanding RSUs settled on the applicable settlement date will equal the number of Outstanding RSUs to which the recipient would have been entitled had he remained employed during the period between termination of employment and the applicable settlement date.

FURTHER RESOLVED, that the 2007 RSUs granted to 2007 RSU recipients (1) who were retirement-eligible on the date of grant or who have or will become retirement-eligible during the performance period and (2) whose 2007 RSU grant date was at least one year prior to the later of (a) the 2007 RSU recipient’s termination of employment or (b) the last day such recipient is entitled to receive severance benefits, are hereby amended to provide that they will be settled 52 weeks following the 2007 RSU recipient’s termination from employment in the amounts specified in the applicable grant agreement.

FURTHER RESOLVED, that the Committee hereby determines that the second sentence of Section 7(f)(ii) of the Plan does not apply to the Outstanding RSUs, which shall be governed by the provisions of the RSUs as amended.

FURTHER RESOLVED, that the Committee hereby delegates authority to the Corporation’s General Counsel and Corporate Secretary and Senior Vice President – Human Resources and Communication to execute and deliver all amendments and any other necessary documentation and take any further steps, including preparation of the final amendments for each of the Outstanding RSUs granted in 2007 and 2008, that are in their judgment, or upon the advice of counsel, necessary or appropriate to effectuate the intent of these resolutions to amend the Outstanding RSUs to comply with Section 409A of the Code.

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